Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 27, 2012, with respect to the financial statement included in the Annual Report of Furmanite Corporation 401(k) Savings Investment Plan on Form 11-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Furmanite Corporation on Forms S-8 (File No. 333-159632, effective June 1, 2009; File No. 333-101996, effective December 19, 2002; File No. 333-83968, effective March 7, 2002; File No. 333-14067, effective October 11, 1996; and File No. 33-41295, effective June 19, 1991).

/s/ Grant Thornton LLP

Dallas, Texas

June 27, 2013